Exhibit 99.1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the statement on Schedule 13D/A filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: March 29, 2011	THEOREM GROUP, LLC By: /s/ Anshuman Dube Anshuman Dube, Managing Director
Dated: March 29, 2011	/s/ Anshuman Dube ANSHUMAN DUBE